Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2025 RESULTS
- Entered Agreement to Provide up to $510.0 Million for Development of Tribal Casino to be Managed by Red Rock Resorts -
- Completed $1.3 Billion Investment Grade Senior Notes Offering -
- Raises Guidance for Full Year 2025 -

NEW YORK, NY – April 30, 2025 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2025. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
First Quarter 2025 Financial and Operating Highlights
•Total revenues increased 3.4% year-over-year to $984.2 million
•Net income attributable to common stockholders decreased 7.9% year-over-year to $543.6 million and, on a per share basis, decreased 9.0% year-over-year to $0.51 due to the impact of the change in the CECL allowance for the quarter ended March 31, 2025
•AFFO attributable to common stockholders increased 5.6% year-over-year to $616.0 million and, on a per share basis, increased 4.3% year-over-year to $0.58
•Announced the establishment of a strategic relationship with Cain International and Eldridge Industries with a $300.0 million investment into a mezzanine loan related to the development of One Beverly Hills
•Announced a new $2.5 billion multicurrency unsecured revolving credit facility replacing the prior unsecured revolving credit facility of the same size
•Sold $254.2 million of gross value in forward equity under the ATM program
•Ended the quarter with $334.3 million in cash and cash equivalents and $624.6 million of estimated forward sale equity proceeds
•Raised AFFO guidance for full year 2025 to between $2,470 million and $2,500 million, or between $2.33 and $2.36 per diluted share
•Subsequent to quarter-end:
◦Entered into an agreement to provide up to $510.0 million of development funds pursuant to a delayed draw term loan facility for the development of the North Fork Mono Casino & Resort located near Madera, California, which will be developed and managed by affiliates of Red Rock Resorts
◦Issued $1.3 billion of investment grade senior notes to refinance existing debt approaching maturity
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “VICI is proud of its long-standing partnerships, and we are very excited to have established two new strategic relationships so far this year with Cain International and its affiliate Eldridge Industries, as well as Red Rock Resorts. In February, we announced the establishment of our strategic relationship with Cain International and Eldridge Industries through a $300.0 million mezzanine loan investment related to the One Beverly Hills development project. Subsequent to quarter-end, we entered into an agreement to provide up to $510.0 million in a delayed draw term loan facility for the development of a tribal casino in central California that will be developed and managed by affiliates of Red Rock Resorts, thus establishing a partnership with Red Rock Resorts, one of the premier regional gaming operators. This transaction represents VICI's second loan investment on tribal land and Red Rock Resorts' first partnership with a REIT. We value both of these partnerships and take pride in our ability to build deep relationships with dynamic growth-minded operators that will help to contribute to our long-term growth goals and objectives."

David Kieske, Chief Financial Officer of VICI Properties, said, "VICI is also proud of our diligent focus on balance sheet management and remaining situationally ready in all market environments. This past quarter, we accessed the investment grade market to opportunistically refinance our May and June 2025 debt maturities amidst another volatile period. Our election to launch our $1.3 billion dual tranche bond offering on March 26th allowed VICI to price $400 million of 3-year senior unsecured notes and $900 million of 10-year senior unsecured notes at a blended yield of 5.34%, including the impact of our hedging program. The timing decision was essential to managing refinancing risk ahead of April's market volatility, when credit spreads ultimately significantly widened. Our successful bond execution, in addition to our liquidity position of $3.2 billion, continues to allow VICI to be in the best position to remain opportunistic and deliver results for our stockholders and partners."
First Quarter 2025 Financial Results
Total Revenues
Total revenues were $984.2 million for the quarter, an increase of 3.4% compared to $951.5 million for the quarter ended March 31, 2024. Total revenues for the quarter included $132.0 million of non-cash leasing and financing adjustments and $19.5 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $543.6 million for the quarter, or $0.51 per share, compared to $590.0 million, or $0.57 per share, for the quarter ended March 31, 2024. The year-over-year decline in net income was driven, on an absolute basis, by the $80.0 million aggregate change in the CECL allowance from the quarter ended March 31, 2024 to the quarter ended March 31, 2025.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $543.6 million for the quarter, or $0.51 per share, compared to $590.0 million, or $0.57 per share, for the quarter ended March 31, 2024. The year-over-year decline in FFO attributable to common stockholders was driven, on an absolute basis, by the $80.0 million aggregate change in the CECL allowance from the quarter ended March 31, 2024 to the quarter ended March 31, 2025.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $616.0 million for the quarter, an increase of 5.6% compared to $583.2 million for the quarter ended March 31, 2024. AFFO per share was $0.58 for the quarter, an increase of 4.3% compared to $0.56 for the quarter ended March 31, 2024.
First Quarter 2025 and Subsequent Investment Activity
Investment Activity
On February 19, 2025, the Company announced the establishment of a strategic relationship with Cain International and Eldridge Industries dedicated to investing in high-growth, experience-driven real estate, pursuant to a non-binding letter of intent, which expresses the parties' shared intention to work collaboratively to identify and pursue experiential investment opportunities that meet each party's investment objectives. The collaboration launched with the Company's $300.0 million investment into a mezzanine loan related to the development of One Beverly Hills, a landmark 17.5-acre luxury mixed-use development located in Beverly Hills, California. The mezzanine loan has an initial maturity in March 2026 and has one 12-month extension option subject to certain conditions. The Company funded the investment with a combination of cash on hand and drawing down funds under its Revolving Credit Facility (as defined below).
Subsequent to quarter-end, on April 4, 2025, the Company provided a commitment of up to $510.0 million of a $725.0 million delayed draw term loan facility (the "Term Loan Arrangement") to the North Fork Rancheria Economic Development Authority, a wholly owned entity of the North Fork Rancheria of Mono Indians of California. Proceeds from the Term Loan Arrangement will be used for the development of the North Fork Mono Casino & Resort ("North Fork") located near Madera, California, which will be developed and managed by affiliates of Red Rock Resorts, Inc. (NASDAQ: RRR) ("Red Rock Resorts"). Upon completion, North Fork is expected to feature approximately 2,400 slot machines, 40 table games, two restaurants, three bars, a food hall and a small retail offering. This transaction marks the Company's first investment with Red Rock Resorts, a premier gaming, development, and management company with extensive experience in regional gaming and entertainment, including Native American gaming development and management. The Term Loan Arrangement consists of a $340.0 million Term Loan A, of which the Company has committed up to $125.0 million, and a $385.0 million Term Loan B, of which the Company has committed up to the full $385.0 million, for a total VICI commitment of up to $510.0 million. The Term Loan A has a term of five years and the Term Loan B has a term of six years. The project is expected to be funded in accordance with a construction draw schedule.
First Quarter 2025 and Subsequent Capital Markets Activity
On February 3, 2025, the Company entered into a new $2.5 billion multicurrency unsecured revolving credit facility (the “Revolving Credit Facility”) replacing the prior unsecured revolving credit facility of the same size. The Revolving Credit Facility matures on February 3, 2029 and can be extended for two successive six-month terms or one twelve-month term. The Company has an option to (i) increase the revolving loan commitments by up to $1.0 billion, and (ii) add one or more tranches of term loans of up to $2.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.
On March 26, 2025, the Company priced the offering of $1.3 billion aggregate principal amount of senior unsecured notes. Subsequent to quarter-end, on April 7, 2025, VICI Properties L.P., a subsidiary of the Company, issued such notes comprised of (i) $400.0 million in aggregate principal amount of 4.750% senior notes due 2028 and (ii) $900.0 million in aggregate principal amount of 5.625% senior notes due 2035 (the "April 2025 Notes"). The weighted average interest rate for the April 2025 Notes is 5.356%, and the adjusted weighted average interest rate, after taking into account the impact of forward-starting interest rate swaps and treasury locks, is 5.342%. The Company used the net proceeds of the April 2025 Notes offering to redeem its outstanding (i) $500.0 million in aggregate principal amount of 4.375% senior notes due 2025, (ii) $799.4 million in aggregate principal amount of 4.625% senior exchange notes due 2025, and (iii) $0.6 million in aggregate principal amount of 4.625% senior notes due 2025.
From September 2024 through March 2025, the Company entered into a combination of forward-starting interest rate swap agreements and treasury locks with an aggregate notional amount of $750.0 million. In connection with the April 2025 Notes offering, the Company settled the outstanding forward-starting interest rate swaps and treasury locks for total proceeds of $1.8 million. Since the forward-starting swaps and treasury locks were hedging the interest rate risk on the anticipated issuance of the April 2025 Notes, the unrealized gain, which was recorded in Accumulated other comprehensive income on the Company's consolidated balance sheets, will be amortized over the term of the respective derivative instruments as a reduction in interest expense.
During the three months ended March 31, 2025, the Company sold a total of 7,835,973 shares under its ATM program at a weighted average price per share of $32.43 for a gross value of $254.2 million, all of which were sold subject to forward sale agreements. The Company did not receive any proceeds from the sale of shares at the time it entered into the forward sale agreements.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Three Months Ended March 31,
Common Stock Outstanding	2025	2024
Beginning Balance January 1,	1,056,366,685	1,042,702,763
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	301,369	434,268
Ending Balance March 31,	1,056,668,054	1,043,137,031
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended March 31,
(in thousands)	2025	2024
Determination of shares:
Weighted-average shares of common stock outstanding	1,056,012	1,042,405
Assumed conversion of restricted stock	392	412
Assumed settlement of forward sale agreements	28	495
Diluted weighted-average shares of common stock outstanding	1,056,433	1,043,312
Balance Sheet and Liquidity
As of March 31, 2025, the Company had approximately $17.2 billion in total debt and approximately $3.2 billion in liquidity, comprised of $334.3 million in cash and cash equivalents, $624.6 million of estimated net proceeds available upon physical settlement of 19,851,372 shares outstanding under its forward sale agreements, and approximately $2.3 billion of availability under the Revolving Credit Facility. In addition, the Revolving Credit Facility includes the option to (i) increase the revolving loan commitments by up to $1.0 billion, and (ii) add one or more tranches of term loans of up to $2.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.

The Company’s outstanding indebtedness as of March 31, 2025 was as follows:

($ in millions USD)	March 31, 2025
Revolving Credit Facility
USD Borrowings	$100.0
CAD Borrowings (1)	127.2
GBP Borrowings (1)	18.7
4.375% Notes Due 2025 (2)	500.0
4.625% Notes Due 2025 (2)	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2031	750.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding	$14,195.9
CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding	$17,195.9
Cash and Cash Equivalents	$334.3
Net Debt	$16,861.6
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(1) Based on applicable exchange rates as of March 31, 2025. (2) On March 26, 2025, the Company priced the offering of $1.3 billion aggregate principal amount of April 2025 Notes. Subsequent to quarter-end, on April 7, 2025, VICI LP issued the April 2025 Notes, comprised of (i) $400.0 million aggregate principal amount of 4.750% senior notes due 2028, which mature on April 1, 2028, and (ii) $900.0 million aggregate principal amount of 5.625% senior notes due 2035, which mature on April 1, 2035. The net proceeds of the April 2025 Notes were used to redeem $800.0 million in aggregate principal amount of the 4.625% notes due 2025 and $500.0 million in aggregate principal amount of the 4.375% notes due 2025.
Dividends
On March 6, 2025, the Company declared a regular quarterly cash dividend of $0.4325 per share. The Q1 2025 dividend was paid on April 3, 2025 to stockholders of record as of the close of business on March 20, 2025 and totaled in aggregate approximately $456.9 million.
2025 Guidance
The Company is raising its AFFO guidance for the full year 2025. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2025 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326)

(“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2025 will be between $2,470 million and $2,500 million, or between $2.33 and $2.36 per diluted common share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s updated full-year 2025 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2025:	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO) (in millions)	$2,470	$2,500	$2,455	$2,485
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.33	$2.36	$2.32	$2.35
Estimated Weighted Average Share Count for the Year (in millions)	1,058.6	1,058.6	1,056.9	1,056.9
The above per share estimates reflect the dilutive effect of the 19,851,372 shares currently pending under the Company's outstanding forward sale agreements, as calculated under the treasury stock method. VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, May 1, 2025 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 183495. An audio replay of the conference call will be available from 1:00 p.m. ET on May 1, 2025 until midnight ET on May 8, 2025 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 783610.

A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on May 1, 2025, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading developers and operators in other experiential sectors, including Cabot, Cain International, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including inflation, interest rate changes and volatility, tariffs and trade barriers, supply chain disruptions, changes in consumer spending, consumer confidence levels, and unemployment levels, and depressed real estate prices resulting from the severity and duration of any downturn or recession in the U.S. or global economy; our ability to successfully pursue and consummate transactions, including investments in, and acquisitions of, real estate and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our completed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connection with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund strategy; our decision and ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance (at attractive interest rates, or at all), and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our completed transactions; the impact of changes to tax laws and regulations, including U.S. federal income tax laws, state tax laws or global tax laws; the impact of changes in governmental or regulatory actions and initiatives; the possibility of adverse tax consequences as a result of our completed transactions, including pursuant to tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters or other severe weather events, war or conflict, political and public health conditions, uncertainty or civil unrest, violence or terrorist activities or threats on our properties, or in areas where our properties are located, and changes in economic conditions or heightened travel security, and any measures instituted in response to these events; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; the risks related to us or our tenants not having adequate insurance to cover potential losses; the potential impact on the amount of our cash distributions if we determine to sell or divest any of our properties in the future or are unable to redeploy capital returned from investments at attractive rates, or at all; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time, including our reliance on distributions received from our subsidiaries, including VICI Properties OP LLC, to make such distributions to our stockholders; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other losses, deferred income tax benefits and expenses, other non-recurring non-cash transactions and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), current income tax expense and adjustments attributable to non-controlling interests.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2025	December 31, 2024
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,506,674	$23,581,101
Investments in leases - financing receivables, net	18,455,017	18,430,320
Investments in loans and securities, net	2,036,533	1,651,533
Land	150,727	150,727
Cash and cash equivalents	334,317	524,615
Other assets	1,042,796	1,030,644
Total assets	$45,526,064	$45,368,940

Liabilities
Debt, net	$16,847,001	$16,732,889
Accrued expenses and deferred revenue	191,548	217,956
Dividends and distributions payable	462,092	461,954
Other liabilities	1,002,758	1,004,340
Total liabilities	18,503,399	18,417,139

Stockholders’ equity
Common stock	10,567	10,564
Preferred stock	—	—
Additional paid-in capital	24,512,026	24,515,417
Accumulated other comprehensive income	132,452	144,574
Retained earnings	1,954,124	1,867,400
Total VICI stockholders’ equity	26,609,169	26,537,955
Non-controlling interests	413,496	413,846
Total stockholders’ equity	27,022,665	26,951,801
Total liabilities and stockholders’ equity	$45,526,064	$45,368,940
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Note: As of March 31, 2025 and December 31, 2024, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and securities and Other assets (sales-type sub-leases) are net of allowance for credit losses of $937.9 million, $783.7 million, $27.7 million and $24.7 million, respectively, and $802.7 million, $737.1 million, $25.0 million and $20.6 million, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenues
Income from sales-type leases	$528,604	$512,772
Income from lease financing receivables, loans and securities	426,480	409,301
Other income	19,513	19,312
Golf revenues	9,607	10,096
Total revenues	984,204	951,481

Operating expenses
General and administrative	14,860	16,192
Depreciation	996	1,133
Other expenses	19,513	19,312
Golf expenses	6,352	6,511
Change in allowance for credit losses	186,957	106,918
Transaction and acquisition expenses	45	305
Total operating expenses	228,723	150,371

Interest expense	(209,251)	(204,882)
Interest income	3,697	5,293
Other losses	(118)	(156)
Income before income taxes	549,809	601,365
Benefit from (provision for) income taxes	2,456	(1,562)
Net income	552,265	599,803
Less: Net income attributable to non-controlling interests	(8,658)	(9,787)
Net income attributable to common stockholders	$543,607	$590,016

Net income per common share
Basic	$0.51	$0.57
Diluted	$0.51	$0.57

Weighted average number of common shares outstanding
Basic	1,056,012,414	1,042,404,634
Diluted	1,056,432,790	1,043,311,636

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net income attributable to common stockholders	$543,607	$590,016
Real estate depreciation	—	—
FFO attributable to common stockholders	543,607	590,016
Non-cash leasing and financing adjustments	(132,047)	(135,666)
Non-cash change in allowance for credit losses	186,957	106,918
Non-cash stock-based compensation	2,904	3,793
Transaction and acquisition expenses	45	305
Amortization of debt issuance costs and original issue discount	18,771	16,509
Other depreciation	867	846
Capital expenditures	(132)	(432)
Other losses (1)	118	156
Deferred income tax (benefit) provision	(3,976)	435
Non-cash adjustments attributable to non-controlling interests	(1,132)	291
AFFO attributable to common stockholders	615,982	583,171
Interest expense, net	186,783	183,080
Current income tax expense	1,520	1,127
Adjustments attributable to non-controlling interests	(2,149)	(2,128)
Adjusted EBITDA attributable to common stockholders	$802,136	$765,250

Net income per common share
Basic	$0.51	$0.57
Diluted	$0.51	$0.57
FFO per common share
Basic	$0.51	$0.57
Diluted	$0.51	$0.57
AFFO per common share
Basic	$0.58	$0.56
Diluted	$0.58	$0.56
Weighted average number of shares of common stock outstanding
Basic	1,056,012,414	1,042,404,634
Diluted	1,056,432,790	1,043,311,636
____________________
(1) Represents non-cash foreign currency remeasurement adjustment.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended March 31,
	2025	2024
Contractual revenue from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$137,689	$137,624
Caesars Las Vegas Master Lease	123,855	117,305
MGM Grand/Mandalay Bay Lease	79,544	77,984
The Venetian Resort Las Vegas Lease	74,219	65,019
PENN Greektown Lease	13,213	13,213
Century Master Lease (excluding Century Canadian Portfolio)	12,321	10,971
Hard Rock Cincinnati Lease	11,864	11,541
EBCI Southern Indiana Lease	8,496	8,371
PENN Margaritaville Lease	6,700	6,676
Income from sales-type leases non-cash adjustment (1)	60,703	64,068
Income from sales-type leases	528,604	512,772

Contractual income from lease financing receivables
MGM Master Lease	189,873	186,150
Harrah's NOLA, AC, and Laughlin	43,683	44,477
Hard Rock Mirage Lease	23,409	22,950
JACK Entertainment Master Lease	17,950	17,685
CNE Gold Strike Lease	10,404	10,733
Lucky Strike Master Lease	8,098	7,900
Foundation Gaming Master Lease	6,184	6,123
Chelsea Piers Lease	6,000	6,000
PURE Canadian Master Lease	3,870	4,067
Century Canadian Portfolio	3,069	3,206
Income from lease financing receivables non-cash adjustment (1)	71,398	71,641
Income from lease financing receivables	383,938	380,932

Contractual interest income
Senior secured notes	2,409	2,401
Senior secured loans	14,857	7,849
Mezzanine loans & preferred equity	25,330	18,162
Income from loans non-cash adjustment (1)	(54)	(43)
Income from loans and securities	42,542	28,369
Income from lease financing receivables, loans and securities	426,480	409,301

Other income	19,513	19,312
Golf revenues	9,607	10,096
Total revenues	$984,204	$951,481
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com

LinkedIn:
www.linkedin.com/company/vici-properties-inc

Press Release Category: Financial Results